

HOULIHAN LOKEY

Project San Diego

Presentation to the Special Committee of the Board of Directors

December 30, 2013

MERGERS & ACQUISITIONS
CAPITAL MARKETS
FINANCIAL RESTRUCTURING
FINANCIAL ADVISORY SERVICES

HL.com

Confidential

Disclaimer

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the "materials"), are provided solely for the information of the Special Committee of the Board of Directors (the "Committee") of ChinaEdu Corporation (the "Company") by Houlihan Lokey in connection with the Committee's consideration of a potential transaction (the "Merger") involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey's engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey's express prior written consent.

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The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as expressly contemplated by Houlihan Lokey's engagement letter. The materials are not intended to provide the sole basis for evaluation of the Merger and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Merger. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Committee, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Merger or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey's only opinion is the opinion, if any, that is actually delivered to the Committee. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.

The analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Merger. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon, with the consent of the Committee, representations made by management of Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose.

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Table of Contents



Merger Overview

Summary of Selected Merger Terms[1]

- Parties to the Transaction
  - ChinaEdu Corporation, a Cayman Islands corporation ("ChinaEdu" or "Company")
  - ChinaEdu Holdings Limited, a Cayman Islands corporation ("Holdings")
  - ChinaEdu Merger Sub Limited, a Cayman Islands corporation and a wholly owned subsidiary of Holdings ("Merger Sub")
  - The "Rollover Persons":
    - Shawn Ding
    - Moral Known Industrial Limited
    - Julia Huang
    - South Lead Technology Limited
    - Gegeng Tana
    - Mei Yixin
    - Pan Zhixin
    - Ellen Huang
    - InterVision Technology Ltd.
    - MLP Holdings Limited
    - New Value Technology Limited
    - Lingyuan Furong Investment Mgmt Co., Ltd.
    - McGraw-Hill Global Education Intermediate Holdings, LLC ("McGraw Hill")
    - Weblearning Company Limited
    - Guo Young
- Form of Transaction
  - Merger: Merger Sub to be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Holdings (the "Merger")
- Form of Consideration
  - Cash: each outstanding ordinary share of the Company (each a "Share" and collectively, the "Shares") including Shares represented by American Depositary Shares (the "ADSs"), each representing three Shares, excluding any Excluded Shares (as defined below) and Dissenting Shares (as defined below) will be converted into the right to receive $2.33 in cash per Share without interest (the "Per Share Merger Consideration"), or $7.00 per ADS in cash without interest (the "Per ADS Merger Consideration")
  - "Excluded Shares", meaning collectively (i) the Rollover Shares (as defined below) and (ii) Company Treasury Shares (as defined below)
    - "Rollover Shares", meaning Shares, vested RSUs and Company Options held by each of the Rollover Persons or any of their respective Affiliates, which the exception of 1,392,899 Shares (464,300 ADSs) owned by McGraw Hill which are to be excluded (McGraw Hill will sell these Shares);
    - "Company Treasury Shares", meaning Shares and ADSs beneficially owned by the Company as treasury shares, held in brokerage accounts in the Company's name, or issued and reserved for future grants under the Company's 2010 Equity Incentive Plan
  - "Dissenting Shares", meaning Shares owned by holders of Shares that have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent to the Merger pursuant to Section 238 of the Cayman Companies Law
- Voting Requirements:
  - Affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class and in accordance with Cayman Companies Law
  - Affirmative vote of the holders of Shares (other than the Rollover Shares) representing a majority of the outstanding Shares (other than the Rollover Shares) present and voting in person or by proxy ("majority of minority")
- Company Termination Fee
  - None
- Holdings Termination Fee
  - None
- Financing: Approximately US$30 million
  - Holdings has delivered to the Company an executed debt facility agreement by and between Holdings and China Merchants Bank Co. Ltd., Hong Kong Branch of US$30 million

Source: Draft dated 12/26/2013 of the Agreement and Plan of Merger among ChinaEdu Parent Limited, ChinaEdu Merger Sub Limited, and ChinaEdu Corporation (the "Agreement")
Note:
RSU refers to restricted share unit
1. *This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Merger; this summary is qualified by the terms and conditions of the Agreement*

Company Shareholder Structure

Ownership Structure (Shareholder Detail)

Buyer Group Shareholders	ADS Held	Ownership%[1]
Shawn Ding (CEO and Director)	625,759	6.6%
Julia Huang (Executive Chairman)	451,026	4.8%
The McGraw-Hill Companies, Inc.	1,590,079	16.8%
MLP Holdings Limited	666,667	7.1%
InterVision Technology Ltd.	583,212	6.2%
Lingyuan Furong Investment Mgmt Co., Ltd.	540,000	5.7%
New Value Technology Limited	505,422	5.3%
Weblearning Company Limited	239,453	2.5%
Mei Yixin	30,430	0.3%
Guo Young	25,333	0.3%
Pan Zhixin	23,117	0.2%
Ellen Huang and families	8,000	0.1%
Gegang Tana	5,969	0.1%
Total Buyer Group Ownership	**5,294,468**	**56.0%**

Unaffiliated Shareholders	ADS Held	Ownership%[1]
Right Union Investment Limited	967,897	10.2%
Time Century Investments, Ltd.	812,500	8.6%
Rendashiji Technology Development Co Ltd	581,667	6.2%
BOCI Securities Ltd.	191,000	2.0%
Granite Point Capital Management LP	157,257	1.7%
Other Shareholders	1,060,497	11.2%
Subtotal - Basic Shares/ADSs	3,770,817	39.9%
Options & RSUs held by Shareholders Outside of the Buyer Group[2]	382,719	4.1%
Total Unaffiliated Ownership	**4,153,536**	**44.0%**
Total ADS Outstanding[1]	**9,448,004**	**100.0%**

Shareholder Ownership


Unaffiliated Shareholders, 44.0%
Buyer Group, 56.0%

Source: Capital IQ, Company filings and management inputs
Note:
RSU refers to restricted share unit
1. Based on 9,448,004 ADS (or 28,344,012 ordinary shares) outstanding which takes into consideration the exercisable outstanding options/RSUs that are converted into ADSs based on the treasury stock method
2. A small portion of options and RSUs may be held parties to the buyer group
1 ADS = 3 ordinary shares

Merger Value Overview

Summary of Proposed Merger Value

(dollars and ADS in millions, except per ADS values)

Security	ADS Outstanding[1]	Per ADS Merger Consideration
ADS	9.4	$7.00

Implied Values	
Implied Common Equity	$66.1
Adjustments:	
Total Debt[2]	36.0
Minority Interests[2]	36.5
Cash and Short Term Investments[2,3]	(37.5)
Implied Enterprise Value	$101.1
Implied Transaction Multiples	
Adjusted EBITDA	
LTM as of 9/30/2013	3.9x
NFY 2013	4.1x
NFY+1 2014	5.6x
NFY+2 2015	5.3x

Implied Premiums to Historical Stock Trading Prices

Announced Date	Offer Price
6/20/2013	$7.00

Trading Period Prior to Announcement	Closing ADS Price	Implied Premium of Per ADS Merger Consideration over Aveage Closing ADS Price
Current (12/27/2013)	$6.80	2.9%
1 Day	$5.84	19.9%
5 Day Average	$5.96	17.4%
10 Day Average	$5.95	17.6%
1 Month Average	$5.91	18.4%
3 Month Average	$6.25	12.1%
6 Month Average	$6.21	12.7%
1 Year Average	$5.98	17.1%
52 Week High (2/28/2013)	$8.36	-16.3%
52 Week Low (6/10/2013)	$4.99	40.3%
IPO Price (12/11/2007)	$10.00	-30.0%

Source: Company filings; LTM financials per 6-K filed by the Company on 12/20/2013, NFY and NFY+1 financials per Company management
Notes:
RSU refers to restricted share unit
1. Based on 9,448,004 ADS (or 28,344,012 ordinary shares) outstanding which takes into consideration the exercisable outstanding options/RSUs that are converted into ADSs based on the treasury stock method
2. Debt, cash and short term investments, and minority interest per 6-K filed by the Company on 12/20/2013
3. Cash and short term investments includes cash, term deposit and short term investments held in Company accounts; cash held in accounts controlled by the Company's various joint venture partnerships is excluded as this cash is required to fund continuing operations of each joint venture
LTM refers to the most recently completed twelve month period for which financial information has been made public
NFY refers to next fiscal year
NFY+1 refers to the year after next fiscal year
NFY+2 refers to the second year after next fiscal year

ADS Trading History

ADS Price & Volume History


Closing ADS Price (US$)
Daily Volume (mm)
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
6.0
5.0
4.0
3.0
2.0
1.0
0.0
12/13/2007 IPO on NasdaqGM at US$10.00 per ADS
7/21/2008 Signed education cooperation agreements with 8 universities approved to issue online degrees by the Ministry of Education in China
5/31/2008 Completed the acquisition of the remaining 20% stake it did not own in 101 Online School
11/18/2010 Acquired the remaining 81% stake it did not own in Hongcheng Xueyuan Technology Development Co., Ltd.
8/17/2011 New Vernon sent letter to ChinaEdu expressing concerns on the Company's business plan
5/23/2011 New Vernon requested the Company's board of directors to form a non-executive committee to explore measures to deliver value and liquidity to the shareholders of the Company
2/7/2013 Completed a share repurchase of 6,479,454 ADS from Columbia Pacific Advisors, Lake Union Capital Management, New Vernon, Bessemer Venture and other public shareholders, at US$5.60 per ADS, for a total cost of US$36.3 million
7/11/2013 The Special Committee was established by the Company's board of directors regarding the potential going private transaction
2/27/2013 ChinaEdu was upgraded by TheStreet Ratings from hold to buy
6/20/2013 Julia Huang (Chairman) and Shawn Ding (CEO) made a proposal to take the Company private
8/20/2013 Buyer Group filed 13D/A, stating an increased ownership of 33.4%
9/17/2013 ChinaEdu's board adopted a shareholder rights plan ("Poison Pill")
12/6/2013 McGraw Hill joined the buyer group, announcing it would roll over a portion of its shares
12/13/2013: ChinaEdu's board amended the shareholder rights plan adopted on 9/17/2013 by adding McGraw Hill and certain other shareholders to the Exempted Entity
Proposed Per ADS Merger Consideration of $7.00
A1
A2
A3
A4
A5
B1
B2
B3
B4
12/11/07
9/11/08
6/11/09
3/11/10
12/11/10
9/11/11
6/11/12
3/11/13
12/27/13
Daily Volume
Closing Stock Price

Price & Volume Statistics

52 Week High (2/28/2013)	$8.36	1-Week Avg. Daily Volume	65,570
52 Week Low (6/10/2013)	$4.99	1-Month Avg. Daily Volume	25,080
All Time High (12/11/2007)	$10.10	3-Month Avg. Daily Volume	15,650
All Time Low (10/27/2008)	$2.97	6-Month Avg. Daily Volume	14,840

Note:
A1-A5: Announcement of share buyback by Company
B1-B4: Completion or expiration of share buyback by Company

See the following page for details of share buyback programs

Source: Capital IQ, Company filings, public information

Share Repurchase Program Summary

- Since 2008, the Company has repurchased 10.9 million ADSs at an average price of $5.16 per ADS for a total amount of $56.4 million, which represents 52.6% of the Company's market capitalization prior to the 2008 repurchase program

Repurchase Program	Initial Date	Completion/ Expiration Date	ADS Repurchased[1]	Average Price per ADS (US$)	Total Repurchase Amount[1] (US$)	% of Total Market Capitalization[2]	Share Repurchase Program Summary	Note on Prior Page
2008 Program	June 2008	December 2009	1,055,583	US$4.89	US$5.2 million	4.8%	The Company's board authorized a share repurchase program (up to US$5 million)	A1-B1
Tiger Program	November 2008	January 2009	2,788,211	US$3.95	US$11.0 million	14.1%	Entered into a share repurchase agreement with Tiger Global (hedge fund) to purchase 2,788,211 ADSs at US$3.95 (closing price of 11/19/2008) per ADS for an US$11.0 million; the agreement also stipulated all warrants (the right to purchase 589,433 ADS) held by Tiger Global would be cancelled	A2-B2
2010 Program	April 2010	May 2012	480,783	US$6.80	US$3.3 million	2.5%	The Company's board authorized a share repurchase program (up to US$3 million)	A3-B3
2011 Program	May 2011	May 2013	125,587	US$5.48	US$0.7 million	0.6%	The Company's board authorized a share repurchase program (up to US$10 million) over 24 months	A4-B4
2013 Program	December 2012	Open	6,479,454	US$5.60	US$36.3 million	41.5%	The Company's board authorized a share repurchase program (US$40 million) and no expiry date was stipulated Entered into share repurchase agreement on 1/17/2013 with certain activist shareholders; on 2/7/2013, completed share repurchase of 6,479,454 ADS from Columbia Pacific Advisors, Lake Union Capital Management, New Vernon Investment Management, Bessemer Venture and other public shareholders, at US$5.60 per ADS, for a total cost of US$36.3 million	A5
Total			**10,929,618**	**US$5.16[3]**	**US$56.4 million**	**52.6%[4]**		

Source: Capital IQ, Company filings, public information
Note:
1. *ADS repurchased amount per latest filings available*
2. *Market capitalization as of initial date of share repurchase program*
3. *Average ADS price*
4. *Market capitalization prior to 2008 share repurchase program*

Relative Stock Performance

Indexed Stock Price Performance Since IPO (12/11/2007)


140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
Indexed Prices
12/11/2007
9/11/2008
6/11/2009
3/11/2010
12/11/2010
9/11/2011
6/11/2012
3/11/2013
12/27/2013
S&P 500 Index: +24.6%
ChinaEdu Corporation: -14.7%
Selected Online Degree Companies[1]: -19.0%
S&P 500 Index
ChinaEdu Corporation
Selected Online Degree Companies

Source: Capital IQ
Notes:
1. Selected Online Degree Companies include: Grand Canyon Education, Inc., Apollo Group Inc., Capella Education Co., Bridgepoint Education, Inc., National American University, and Career Education Corp.



Financial Analysis

Financial Analyses Summary

Implied Per ADS Equity Value Reference Range[1,2]


$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
Per ADS Equity Value
$8.56
$5.84
$8.03
$5.42
$7.78
$5.87
$8.36
$6.35
$7.83
$4.19
Proposed Per ADS Merger Consideration of $7.00
Selected Companies Analysis
3.5x - 4.5x LTM 9/30/2013 EBITDA
Selected Companies Analysis
3.5x - 4.5x NFY 12/31/2013 EBITDA
Selected Companies Analysis
5.0x - 6.0x NFY+1 12/31/2014 EBITDA
Selected Companies Analysis
5.0x - 6.0x NFY+2 12/31/2015 EBITDA
Discounted Cash Flow Analysis
Discount Rate: 13.0% - 16.0% Perpetuity Growth Rate: 2.0% - 4.0%

Source: Company filings, research reports, ChinaEdu management
Notes:
No particular weight was attributed to any individual analysis
RSU refers to restricted share unit
1. Based on 9,448,004 ADS (or 28,344,012 ordinary shares) outstanding which takes into consideration the exercisable outstanding options/RSUs that are converted into ADS based on the treasury stock method
2. Debt, cash and short term investments, and minority interest per 6-K filed by the Company on 12/20/2013; cash and short term investments includes cash, term deposit and short term investments held in Company accounts; cash held in accounts controlled by the Company's various joint venture partnerships is excluded as this cash is required to fund continuing operations of each joint venture
LTM refers to the most recently completed twelve month period for which financial information has been made public
NFY refers to next fiscal year for which financial information has not been made public
NFY+1 refers to the year after next fiscal year for which financial information has not been made public
NFY+2 refers to the second year after next fiscal year for which financial information has not been made public

Financial Analyses Summary (cont.)

(ADS outstanding and dollars in millions, except per ADS values)

	Selected Companies Analysis		Selected Companies Analysis		Selected Companies Analysis		Selected Companies Analysis		Discounted Cash Flow Analysis	
	LTM EBITDA 9/30/2013		NFY EBITDA 12/31/2013		NFY+1 EBITDA 12/31/2014		NFY+2 EBITDA 12/31/2015			
Corresponding Base Amount	$25.8		$24.6		$18.1		$19.0			
Selected Multiples Range	3.5x	4.5x	3.5x	4.5x	5.0x	6.0x	5.0x	6.0x		
Implied Enterprise Value from Operations Reference Range	$90.1	$115.9	$86.2	$110.9	$90.4	$108.5	$95.0	$114.0	$74.6	$108.9
Add: Cash and Short Term Investment as of 9/30/2013[1]	$37.5	$37.5	$37.5	$37.5	$37.5	$37.5	$37.5	$37.5	$37.5	$37.5
Implied Total Enterprise Value Reference Range	$127.6	$153.4	$123.7	$148.4	$127.9	$146.0	$132.5	$151.5	$112.1	$146.4
Less: Total Debt as of 9/30/2013[1]	$36.0	$36.0	$36.0	$36.0	$36.0	$36.0	$36.0	$36.0	$36.0	$36.0
Less: Minority Interest as of 9/30/2013[1]	$36.5	$36.5	$36.5	$36.5	$36.5	$36.5	$36.5	$36.5	$36.5	$36.5
Implied Total Equity Value Reference Range	$55.2	$80.9	$51.2	$75.9	$55.4	$73.5	$60.0	$79.0	$39.6	$74.0
ADS Outstanding[2]	9.4	9.4	9.4	9.4	9.4	9.4	9.4	9.4	9.4	9.4
Implied Per ADS Reference Range	$5.84	$8.56	$5.42	$8.03	$5.87	$7.78	$6.35	$8.36	$4.19	$7.83

Source: Company filings, projected values per ChinaEdu Management
Note:
RSU refers to restricted share unit
1. Debt, cash and short term investments, and minority interest per 6-K filed by the Company on 12/20/2013; cash and short term investments includes cash, term deposit and short term investments held in Company accounts; cash held in accounts controlled by the Company's various joint venture partnerships is excluded as this cash is required to fund continuing operations of each joint venture
2. Based on 9,448,004 ADS (or 28,344,012 ordinary shares) outstanding which takes into consideration the exercisable outstanding options/RSUs that are converted into ADS based on the treasury stock method
LTM refers to the most recently completed twelve month period for which financial information has been made public
NFY refers to next fiscal year for which financial information has not been made public
NFY+1 refers to the year after next fiscal year for which financial information has not been made public
NFY+2 refers to the second year after next fiscal year for which financial information has not been made public

Selected Historical and Projected Financial Data

(dollars in millions)

	Fiscal Year Ended December 31,			LTM	Fiscal Year Ended December 31,					CAGR[1]
	2010	2011	2012	9/30/2013	2013E	2014E	2015E	2016E	2017E	2012-2017
Reported Revenue	$58.9	$69.3	$78.4	$87.7	$89.4	$98.0	$103.6	$113.7	$123.5	9.5%
Revenue Growth %	*13.4%*	*17.5%*	*13.2%*		*14.1%*	*9.6%*	*5.7%*	*9.7%*	*8.6%*	
Cost of Goods Sold	(22.4)	(29.5)	(32.4)	(34.7)	(35.5)	(40.5)	(43.5)	(48.5)	(53.6)	
Gross Profit	36.5	39.8	45.9	52.9	53.9	57.6	60.1	65.2	69.9	
Gross Margin %	*62.0%*	*57.4%*	*58.6%*	*60.4%*	*60.3%*	*58.7%*	*58.0%*	*57.4%*	*56.6%*	
Selling, General & Administrative	(18.4)	(23.3)	(23.9)	(24.4)	(25.9)	(32.3)	(33.2)	(36.4)	(39.5)	
Research and Development	(5.7)	(6.4)	(6.5)	(7.6)	(8.0)	(11.8)	(12.4)	(13.6)	(14.8)	
Depreciation & Amortization	3.9	4.6	4.8	4.8	4.7	4.6	4.5	4.4	4.3	
EBITDA	$16.4	$14.6	$20.4	$25.8	$24.6	$18.1	$19.0	$19.6	$19.9	-0.5%
EBITDA Margin %	*27.8%*	*21.0%*	*26.0%*	*29.4%*	*27.6%*	*18.4%*	*18.3%*	*17.2%*	*16.1%*	
Depreciation & Amortization	(3.9)	(4.6)	(4.8)	(4.8)	(4.7)	(4.6)	(4.5)	(4.4)	(4.3)	
EBIT	$12.4	$10.0	$15.6	$20.9	$19.9	$13.4	$14.5	$15.2	$15.6	0.0%
EBIT Margin %	*21.1%*	*14.4%*	*19.9%*	*23.9%*	*22.3%*	*13.7%*	*14.0%*	*13.4%*	*12.6%*	
Interest Expense, Net	0.8	1.4	2.1	0.2	0.4	(1.6)	(1.6)	(1.5)	2.2	
Investment Income (Expenses)	0.2	0.1	0.2	(0.1)	0.1	0.1	0.1	0.1	0.1	
Other Income (Expenses)	0.1	0.2	0.2	0.3	(0.0)	0.3	0.3	0.3	0.3	
Adjusted Pre-tax Income	$13.5	$11.7	$18.2	$21.3	$20.4	$12.2	$13.3	$14.0	$18.2	
Taxes @ 23.0%	(3.1)	(2.7)	(4.2)	(4.9)	(4.7)	(2.8)	(3.1)	(3.2)	(4.2)	
Income from Equity Method Investments, Net of Taxes	0.0	0.0	(0.0)	(0.0)	0.1	0.0	0.1	0.1	0.1	
Adjusted Net Income to the Company	$10.4	$9.0	$14.0	$16.4	$15.8	$9.4	$10.3	$10.9	$14.1	0.2%
Net Income Margin %	*17.7%*	*13.0%*	*17.8%*	*18.7%*	*17.7%*	*9.6%*	*9.9%*	*9.6%*	*11.4%*	
Minority Interest	(5.6)	(6.3)	(7.3)	(8.1)	(8.1)	(8.5)	(8.7)	(9.4)	(10.0)	
Adjusted Net Income to the Shareholders	$4.8	$2.7	$6.7	$8.3	$7.7	$1.0	$1.6	$1.5	$4.1	-9.4%
Net Income Margin %	*8.2%*	*3.9%*	*8.5%*	*9.5%*	*8.6%*	*1.0%*	*1.5%*	*1.3%*	*3.3%*	

Source: Company Filings, Capital IQ; Projections per Company management
Note: 1. CAGR refers to Compound Annual Growth Rate
Historical financials converted to US$ using historical relevant rates per Company filings
Projected financial converted to US$ using average of forward rate per Bloomberg at the beginning and end of the respective period

Selected Companies Trading Statistics

(dollars and shares in millions, except per share or per ADS values)

Company	Ticker	Country	Price 12/27/2013 ($)	Eq. Market Value[1] ($mm)	Enterprise Value[2] ($mm)	EV / EBITDA LTM (x)	EV / EBITDA NFY (x)	EV / EBITDA NFY+1 (x)	EV / EBITDA NFY+2 (x)
<u>Selected Online Degree Companies</u>									
Apollo Education Group, Inc.	NasdaqGS:APOL	United States	$27.10	$3,086.0	$2,258.1	3.0x	4.2x	4.2x	4.8x
Grand Canyon Education, Inc.	NasdaqGS:LOPE	United States	43.57	2,067.1	1,992.1	12.4x	11.6x	11.6x	8.8x
Capella Education Co.	NasdaqGS:CPLA	United States	66.66	839.2	687.9	8.0x	8.0x	7.9x	7.4x
Bridgepoint Education	NYSE:BPI	United States	17.46	987.3	520.3	3.9x	5.1x	6.4x	6.7x
Career Education Corp.	NasdaqGS:CECO	United States	5.70	382.8	299.7	NMF	NMF	NMF	NMF
National American University	NasdaqGM:NAUH	United States	3.55	89.1	67.4	4.4x	5.0x	3.7x	3.7x
High				$3,086.0	$2,258.1	12.4x	11.6x	11.6x	8.8x
Low				$89.1	$67.4	3.0x	4.2x	3.7x	3.7x
Mean				$1,241.9	$970.9	6.3x	6.8x	6.7x	6.3x
Median				$913.3	$604.1	4.4x	5.1x	6.4x	6.7x
ChinaEdu Corporation (Current Price)	NasdaqGM:CEDU		$6.80	$64.2	$99.2	3.9x	4.0x	5.5x	5.2x
ChinaEdu Corporation (Offer Price)	NasdaqGM:CEDU		$7.00	$66.1	$101.1	3.9x	4.1x	5.6x	5.3x

Sources: Capital IQ, Company public filings, analyst reports
Notes:
RSU refers to restricted share unit
*1. Equity Market Value refers to share price * (common shares outstanding + options and warrants per the treasury stock method)*
2. Enterprise Value refers to equity market value + debt + preferred stock + derivative liabilities + minority interest – cash and short term investment
ChinaEdu Corporation's share count based on 9,489,879 ADS (or 28,469,637 ordinary shares) outstanding which takes into consideration the exercisable outstanding options/RSUs that are converted into ADS based on the treasury stock method
LTM refers to the most recently completed twelve month period for which financial information has been made public
NFY refers to next fiscal year; NFY+1 refers to the year after next fiscal year, NFY+2 refers to the second year after next fiscal year
NFY+1 refers to the year after next fiscal year for which financial information has not been made public
NFY+2 refers to the second year after next fiscal year for which financial information has not been made public
NA refers to not available figure
NMF refers to not meaningful figure
No company used in this analysis for comparative purposes is identical to the Company
Converted to US$ using relevant rates as of 12/27/2013

Discounted Cash Flow Analysis[1]

(dollars in millions[, except per share values])

	Projected FYE December 31,				
	2013E[2]	2014E	2015E	2016E	2017E
Revenue	$1.0	$98.0	$103.6	$113.7	$123.5
Revenue Growth %	*14.1%*	*9.6%*	*5.7%*	*9.7%*	*8.6%*
Cost of Goods Sold	(0.4)	(40.5)	(43.5)	(48.5)	(53.6)
Selling, General & Administrative	(0.3)	(32.3)	(33.2)	(36.4)	(39.5)
Research and Development	(0.1)	(11.8)	(12.4)	(13.6)	(14.8)
Depreciation and Amortization	0.1	4.6	4.5	4.4	4.3
EBITDA	$0.3	$18.1	$19.0	$19.6	$19.9
EBITDA Margin %	*27.6%*	*18.4%*	*18.3%*	*17.2%*	*16.1%*
Depreciation and Amortization	(0.1)	(4.6)	(4.5)	(4.4)	(4.3)
EBIT	$0.2	$13.4	$14.5	$15.2	$15.6
Taxes[3]	(0.0)	(3.1)	(3.3)	(3.5)	(3.6)
Unlevered Earnings	$0.2	$10.3	$11.2	$11.7	$12.0
Depreciation and Amortization	0.1	4.6	4.5	4.4	4.3
Capital Expenditures	(0.0)	(2.6)	(2.6)	(2.7)	(2.6)
Change in Working Capital	(0.0)	(2.2)	(2.8)	(3.8)	(4.2)
Unlevered Free Cash Flows	$0.2	$10.1	$10.2	$9.6	$9.5

Terminal Value Assumptions	
Revenue	$123.5
Cost of Goods Sold	(51.9)
Selling, General & Administrative	(39.5)
Research and Development	(14.8)
Depreciation and Amortization	2.6
EBITDA	$19.9
EBITDA Margin %	*16.1%*
Depreciation and Amortization	(2.6)
EBIT	$17.3
Taxes[3]	(4.0)
Unlevered Earnings	$13.3
Depreciation and Amortization	2.6
Capital Expenditures	(2.6)
Change in Working Capital[4]	(3.0)
Unlevered Free Cash Flows	$10.3

	Implied 2017E Adjusted EBITDA Terminal Multiple[5]		
Discount Rate	2.0%	3.0%	4.0%
13.00%	4.8x	5.3x	6.0x
13.75%	4.5x	5.0x	5.5x
14.50%	4.2x	4.6x	5.1x
15.25%	4.0x	4.3x	4.8x
16.00%	3.8x	4.1x	4.5x

	PV of Terminal Value as a % of Enterprise Value		
Discount Rate	2.0%	3.0%	4.0%
13.00%	66.4%	68.7%	71.1%
13.75%	64.7%	66.9%	69.2%
14.50%	63.0%	65.1%	67.4%
15.25%	61.3%	63.4%	65.6%
16.00%	59.8%	61.8%	63.8%

Discount Rate	Present Value of Cash Flows 2013 - 2017	+	PV of Terminal Value Based on Perpetual Growth Rate for 2017 Unlevered Free Cash Flow			=	Implied Enterprise Value			-	Net Debt[6] Minority Interest	=	Implied Total Equity Value			=	Implied Equity Value Per ADS[7]		
			2.0%	3.0%	4.0%		2.0%	3.0%	4.0%				2.0%	3.0%	4.0%		2.0%	3.0%	4.0%
13.00%	$31.5		$62.2	$69.1	$77.5		$93.6	$100.5	$108.9		$35.0		$58.6	$65.5	$74.0		$6.21	$6.94	$7.83
13.75%	$31.1		$56.9	$62.8	$69.9		$88.0	$93.9	$101.0		$35.0		$53.0	$58.9	$66.0		$5.61	$6.23	$6.98
14.50%	$30.7	+	$52.2	$57.3	$63.4	=	$83.0	$88.1	$94.1	-	$35.0	=	$48.0	$53.1	$59.1	=	$5.08	$5.62	$6.26
15.25%	$30.4		$48.2	$52.6	$57.8		$78.5	$83.0	$88.2		$35.0		$43.5	$48.0	$53.2		$4.61	$5.08	$5.63
16.00%	$30.0		$44.6	$48.5	$53.0		$74.6	$78.5	$83.0		$35.0		$39.6	$43.5	$48.0		$4.19	$4.60	$5.08

Source: Based on projections provided by Company management
Notes:
RSU refers to restricted share unit
1. *Present values as of 12/27/2013 using mid-year convention.*
2. *Represents a 0.13 month stub period with valuation date as of 12/27/2013*
3. *Tax rate per Company management estimate*
4. *Terminal year change in debt free net working capital is adjusted downward pro-rata to account for the reduction in growth assumed in the terminal period*
5. *Implied from corresponding discount rate and perpetual growth rate applied to 2017 EBITDA*
6. *Includes net debt, cash and short term investments, and minority interest per 6-K filed by the Company on 12/20/2013; cash and short term investments includes cash, term deposit and short term investments held in Company accounts; cash held in accounts controlled by the Company's various joint venture partnerships is excluded as this cash is required to fund continuing operations of each joint venture*
7. *Based on 9,448,004 ADS (or 28,344,012 ordinary shares) outstanding which takes into consideration the exercisable outstanding options/RSUs that are converted into ADS based on the treasury stock method*



Appendix



Appendix

Additional Financial Data

Benchmarking Analysis[1]

Size (LTM Revenue, millions)	
Apollo Education Group, Inc.	$3,681.3
Career Education Corp.	$1,252.4
Bridgepoint Education	$814.5
Grand Canyon Education, Inc.	$577.2
Capella Education Co.	$416.6
National American University	$130.7
ChinaEdu Corporation	$87.7

Size[2] (Enterprise Value as of 12/27/2013, millions)	
Apollo Education Group, Inc.	$2,258.1
Grand Canyon Education, Inc.	$1,992.1
Capella Education Co.	$687.9
Bridgepoint Education	$520.3
Career Education Corp.	$299.7
ChinaEdu Corporation	$99.2
National American University	$67.4

Historical Growth (2010-2012 Fiscal Year Revenue)	
ChinaEdu Corporation	15.3%
Grand Canyon Education, Inc.	15.1%
National American University	10.0%
Capella Education Co.	-0.5%
Apollo Education Group, Inc.	-11.6%
Bridgepoint Education	-11.6%
Career Education Corp.	-15.2%

Historical Growth (2011-2012 Fiscal Year Revenue)	
Grand Canyon Education, Inc.	19.8%
ChinaEdu Corporation	13.2%
National American University	8.6%
Bridgepoint Education	3.7%
Capella Education Co.	-1.9%
Apollo Education Group, Inc.	-13.4%
Career Education Corp.	-20.5%

Projected Growth (2012-2014 Fiscal Year Revenue)	
Grand Canyon Education, Inc.	13.8%
ChinaEdu Corporation	11.8%
National American University	4.2%
Capella Education Co.	0.0%
Apollo Education Group, Inc.	-14.4%
Bridgepoint Education	-21.0%
Career Education Corp.	-21.4%

Historical Growth (2010-2012 Fiscal Year EBITDA)	
Grand Canyon Education, Inc.	30.6%
ChinaEdu Corporation	11.6%
Bridgepoint Education	1.3%
National American University	-9.8%
Capella Education Co.	-11.6%
Apollo Education Group, Inc.	-24.7%
Career Education Corp.	-76.3%

Historical Growth (2011-2012 Fiscal Year EBITDA)	
ChinaEdu Corporation	40.0%
Grand Canyon Education, Inc.	36.0%
National American University	20.5%
Apollo Education Group, Inc.	-16.6%
Capella Education Co.	-17.5%
Bridgepoint Education	-19.4%
Career Education Corp.	-92.4%

Projected Growth (2012-2014 Fiscal Year EBITDA)	
Grand Canyon Education, Inc.	20.9%
National American University	8.0%
Capella Education Co.	-0.7%
ChinaEdu Corporation	-5.8%
Apollo Education Group, Inc.	-27.7%
Bridgepoint Education	-56.1%
Career Education Corp.	NMF

Profitability (LTM EBITDA to LTM Revenue)	
ChinaEdu Corporation	29.4%
Grand Canyon Education, Inc.	27.8%
Apollo Education Group, Inc.	20.7%
Capella Education Co.	20.5%
Bridgepoint Education	16.6%
National American University	11.8%
Career Education Corp.	-5.6%

Profitability (2014 EBITDA to 2014 Revenue)	
Grand Canyon Education, Inc.	30.0%
Capella Education Co.	20.7%
ChinaEdu Corporation	18.4%
Apollo Education Group, Inc.	14.8%
National American University	13.1%
Bridgepoint Education	12.1%
Career Education Corp.	-3.3%

Relative Depreciation (LTM Depreciation to LTM EBITDA)	
National American University	37.9%
Capella Education Co.	31.9%
Apollo Education Group, Inc.	21.2%
ChinaEdu Corporation	18.7%
Grand Canyon Education, Inc.	15.4%
Bridgepoint Education	15.2%
Career Education Corp.	NMF

Internal Investment (LTM Capital Expenditures to LTM Revenue)	
Grand Canyon Education, Inc.	16.2%
National American University	5.5%
Capella Education Co.	4.8%
Apollo Education Group, Inc.	3.2%
ChinaEdu Corporation	2.9%
Career Education Corp.	2.0%
Bridgepoint Education	2.0%

Liquidity (Current Ratio as of 12/27/2013)	
Capella Education Co.	3.4
Bridgepoint Education	3.0
National American University	2.7
ChinaEdu Corporation	2.3
Career Education Corp.	1.6
Grand Canyon Education, Inc.	1.4
Apollo Education Group, Inc.	1.4

Leverage[2] (Debt to EV as of 12/27/2013)	
ChinaEdu Corporation	36.2%
Apollo Education Group, Inc.	30.6%
National American University	15.5%
Grand Canyon Education, Inc.	4.8%
Bridgepoint Education	0.0%
Capella Education Co.	0.0%
Career Education Corp.	0.0%

Source: Public filings, analyst report, Company management
Notes:
1. No company used for comparative purposes is identical to the Company
2. Based on public trading prices of common stock
Converted to US$ using relevant rates as of 12/27/2013
NA refers to not available, NMF refers to not meaningful figure
LTM refers to the most recently completed twelve month period for which financial information has been made public

Implied Premiums Paid in Selected Going-Private Transactions Involving US-Listed Chinese Companies

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
On-Going Deals										
12/24/2013	-	Noah Education Holdings Ltd.	$2.80	24.4%	19.4%	24.1%	31.1%	48.0%	52.0%	9.4%
11/25/2013	-	Giant Interactive Group, Inc.	11.75	16.0%	28.8%	30.9%	34.6%	44.6%	58.7%	2.8%
9/30/2013	-	Charm Communications Inc.	4.70	17.2%	14.3%	13.2%	9.2%	5.2%	13.5%	(21.7%)
9/4/2013	-	China Hydroelectric Corporation	2.97	33.2%	37.5%	30.6%	25.2%	35.6%	44.1%	(8.6%)
8/19/2013	-	Exceed Company Ltd	1.78	19.5%	24.4%	27.9%	30.4%	30.2%	24.4%	(6.3%)
6/6/2013	-	iSoftStone Holdings Limited	5.45	12.6%	32.7%	20.1%	16.8%	15.8%	12.8%	(23.1%)
5/21/2013	-	Le Gaga Holdings Ltd	4.01	16.6%	20.5%	15.2%	14.3%	8.6%	6.3%	(24.1%)
5/20/2013	-	Pactera Technology International Ltd.	7.30	38.8%	34.5%	19.9%	14.0%	8.1%	2.5%	(33.0%)
3/12/2013	-	Camelot Information Systems Inc.	1.85	23.3%	27.6%	53.7%	51.5%	20.7%	(20.0%)	(54.5%)
11/2/2012	-	Trunkbow International Holdings, Ltd.	1.46	24.8%	48.6%	54.8%	49.3%	6.6%	1.1%	(39.4%)
10/15/2012	-	American Lorain Corporation	1.60	28.5%	30.6%	34.2%	36.6%	23.8%	20.3%	(8.6%)
10/15/2012	-	Yongye International, Inc.	6.69	39.7%	49.2%	64.0%	72.7%	86.9%	75.5%	13.4%
10/12/2012	-	Ninetowns Internet Technology Group Company Ltd	2.00	85.2%	79.4%	81.9%	73.7%	62.7%	62.7%	(2.4%)
4/28/2012	-	Sino Gas International Holdings, Inc	0.50	51.5%	52.7%	42.7%	32.5%	19.2%	12.9%	6.4%
1/20/2012	-	AsiaInfo-Linkage, Inc.	12.00	21.0%	50.8%	43.2%	38.7%	(0.1%)	(13.9%)	(47.6%)
12/13/2011	-	WSP Holdings Ltd.	3.20	60.0%	49.2%	52.5%	48.0%	(33.0%)	(43.3%)	(61.7%)
On-Going Deals										
Mean				32.0%	37.5%	38.1%	36.2%	23.9%	19.4%	(18.7%)
Median				24.6%	33.6%	32.6%	33.5%	19.9%	13.2%	(15.1%)
Max				85.2%	79.4%	81.9%	73.7%	86.9%	75.5%	13.4%
Min				12.6%	14.3%	13.2%	9.2%	(33.0%)	(43.3%)	(61.7%)
6/20/2013	-	ChinaEdu Corporation	$7.00	19.9%	32.7%	13.2%	14.0%	15.7%	18.3%	(16.3%)

Source: Capital IQ, Company Filings
Note:
1. As of announcement date or any revised offers received after announcement date
2. VWAP refers to Volume Weighted Average Price
3. 52-Week VWAP prior to going private announcement

Implied Premiums Paid in Selected Going-Private Transactions Involving US-Listed Chinese Companies (cont.)

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
Closed Deals										
3/11/2013	12/23/2013	Simcere Pharmaceutical Group.	$9.56	20.1%	21.9%	21.4%	20.3%	20.0%	17.1%	1.0%
8/13/2012	7/30/2013	LJ International Inc.	2.00	24.2%	21.4%	29.2%	17.6%	4.7%	(4.1%)	(31.3%)
9/26/2012	7/8/2013	7 Days Group Holdings Limited	13.80	30.6%	43.2%	45.3%	42.5%	24.3%	15.6%	(87.5%)
10/3/2012	6/27/2013	Feihe International, Inc.	7.40	21.3%	23.6%	14.9%	22.9%	42.8%	47.9%	(20.4%)
3/27/2012	6/27/2013	Zhongpin, Inc.	13.50	46.6%	46.5%	38.6%	40.3%	44.7%	24.4%	(22.0%)
9/12/2012	5/30/2013	3SBio Inc.	16.70	44.1%	45.7%	39.6%	33.8%	33.6%	37.2%	8.9%
8/13/2012	5/23/2013	Focus Media Holding Ltd.	27.50	17.6%	36.6%	33.9%	28.2%	28.2%	26.2%	(16.5%)
2/15/2013	5/17/2013	China Shenghuo Pharmaceutical Holdings, Inc.	0.16	18.5%	61.5%	42.8%	46.0%	(33.0%)	(36.6%)	(78.6%)
9/7/2012	4/9/2013	Syswin Inc.	2.05	28.1%	45.7%	39.9%	43.5%	112.5%	103.3%	(12.4%)
7/6/2012	3/28/2013	ShangPharma Corporation	9.00	30.8%	44.8%	34.2%	20.4%	13.0%	4.8%	(26.5%)
5/9/2012	2/7/2013	China Nuokang Bio-Pharmaceutical Inc.	5.80	56.8%	74.0%	95.9%	102.9%	41.3%	37.3%	(1.4%)
5/21/2012	12/28/2012	Yucheng Technologies Limited	3.90	26.4%	28.0%	32.4%	42.5%	52.7%	43.5%	0.8%
11/3/2010	12/27/2012	Fushi Copperweld, Inc.	9.50	4.4%	1.6%	8.0%	9.4%	(2.0%)	0.0%	(26.6%)
4/2/2012	12/11/2012	Winner Medical Group Inc.	4.50	32.3%	29.2%	40.1%	46.4%	31.7%	12.7%	(15.1%)
1/9/2012	11/9/2012	Pansoft Company Limited	4.15	106.5%	83.2%	93.2%	79.6%	36.7%	27.4%	(16.0%)
5/3/2012	11/2/2012	China Mass Media Corp.	5.00	115.5%	133.1%	38.9%	(3.2%)	(35.0%)	(38.2%)	(97.0%)
2/21/2012	10/31/2012	China TransInfo Technology Corp.	5.80	12.6%	26.6%	40.0%	52.6%	67.7%	47.7%	11.5%
2/24/2012	10/17/2012	Gushan Environmental Energy Limited	1.65	34.1%	28.1%	27.7%	10.0%	(13.6%)	(31.8%)	(94.7%)
1/6/2012	5/15/2012	Jingwei International Limited	2.20	64.2%	66.6%	57.0%	48.2%	8.3%	(5.7%)	(46.5%)
10/28/2011	4/20/2012	China Real Estate Information Corporation	5.73	6.1%	20.1%	7.0%	(5.8%)	(13.3%)	(21.8%)	(46.3%)
11/14/2011	4/17/2012	China GrenTech Corp. Ltd.	3.15	23.0%	34.3%	42.4%	45.7%	18.4%	11.6%	(86.6%)
10/17/2011	2/14/2012	Shanda Interactive Entertainment Ltd.	41.35	23.5%	26.6%	25.1%	20.6%	2.3%	2.5%	(88.0%)
3/7/2011	11/4/2011	China Fire & Security Group, Inc.	9.00	43.8%	52.4%	40.1%	28.1%	12.1%	(13.5%)	(45.4%)
10/11/2010	11/1/2011	Harbin Electric, Inc.	24.00	20.2%	36.3%	35.1%	37.7%	24.8%	22.3%	(7.7%)
1/28/2011	9/16/2011	China Security & Surveillance Technology, Inc.	6.50	33.2%	30.1%	26.1%	21.3%	24.9%	11.9%	(26.9%)
3/25/2011	8/25/2011	Funtalk China Holdings Limited	7.20	17.1%	34.2%	30.6%	26.7%	2.9%	3.9%	(17.5%)
11/11/2010	8/19/2011	Chemspec International Limited	8.10	28.2%	29.2%	27.0%	22.8%	10.4%	14.2%	(86.5%)
6/27/2011	8/11/2011	Tiens Biotech Group (USA), Inc.	1.72	67.0%	44.2%	31.5%	27.6%	21.5%	16.5%	(13.1%)
4/8/2010	4/15/2011	Tongjitang Chinese Medicines Company	4.50	19.0%	22.3%	21.9%	21.0%	17.9%	18.4%	(87.1%)
Closed Deals										
Mean				35.0%	41.1%	36.6%	32.8%	20.7%	13.6%	(37.1%)
Median				28.1%	34.3%	34.2%	28.1%	20.0%	14.2%	(26.5%)
Max				115.5%	133.1%	95.9%	102.9%	112.5%	103.3%	11.5%
Min				4.4%	1.6%	7.0%	(5.8%)	(35.0%)	(38.2%)	(97.0%)
Overall										
Mean				34.0%	39.8%	37.1%	34.0%	21.9%	15.6%	(30.5%)
Median				26.4%	34.3%	34.2%	31.1%	20.0%	13.5%	(22.0%)
Max				115.5%	133.1%	95.9%	102.9%	112.5%	103.3%	13.4%
Min				4.4%	1.6%	7.0%	(5.8%)	(35.0%)	(43.3%)	(97.0%)
6/20/2013	-	ChinaEdu Corporation	$7.00	19.9%	32.7%	13.2%	14.0%	15.7%	18.3%	(16.3%)

Source: Capital IQ, Company Filings

Note:

1. As of announcement date or any revised offers received after announcement date

2. VWAP refers to Volume Weighted Average Price

3. 52-Week VWAP prior to going private announcement